Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Fourth Quarter and Full Year of Fiscal 2014 Financial Results

~ 4Q14 Sales Increase 36% YoY while 4Q14 Net Income Increases 195% YoY ~
~ Reiterates FY15 Sales and Earnings Guidance Forecast ~

Qingdao, China and Rockville, Md. – June 16, 2014 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year fiscal 2014 ended March 31, 2014.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Overall we were pleased with our fourth quarter results and our full year financial performance. Throughout the year we experienced strong top-line growth and continuously improved the efficiency of our marketing, sales and distribution activities.”

“Our 2014 fiscal year was marked by changes in the competitive landscape of China’s infant formula market with the government’s growing focus on food safety regulations. In recent months, both of our milk formula production facilities successfully renewed their production licenses, while almost one third of manufacturers in China were not able to do so. As a result, we were able to expand our network through strategic acquisitions of two new milk formula brands, each with strong sales and distribution networks in their respective regions. To further take advantage of opportunities within this changing space, we are expanding the scope of our new drying facility project in France to include IMF production as well. This will allow us to capture a premium on a ‘wholly imported’ product. We anticipate our new facility in France to commence operation by the end of CY2015. Additionally, we have negotiated the sale of our Zhangjiakou manufacturing facility.  Once the French manufacturing facility is operational, we will no longer need the Zhangjiakou processing capacity. Under the sales arrangement, however, we can continue to utilize the Zhangjiakou capacity on an OEM basis for the next two years until the French project can fully take over.  With this strategic arrangement, we are able to take advantage of an attractive purchase price and mitigate our risk of redundant capacity in the future.”

“As we look forward to FY2015, we expect to see continued sales growth across our product categories and distribution channels. We will continue to emphasize strategic marketing initiatives to increase consumer interaction with our brands and drive overall market penetration,” concluded Mr. Zhang.

Net sales were $98.7 million for the fourth quarter of fiscal 2014, an increase of 36% from $72.9 million in the fourth quarter of fiscal 2013. Net sales from the Company’s branded powdered formula segment were $88.4 million, or 90% of net sales in the quarter, compared to $61.5 million, or 84% of net sales, in the prior year period. By volume, sales of powdered formula products increased to 6,965 tons in the fourth quarter, from 5,661 tons in the prior year period. The year-over-year increase in volume mainly reflected the successful execution of the Company’s Gold Mining Strategy. Average selling price increased 17% over the same period last year to $12,692 per ton.

Net sales from Nutritional Ingredients and Supplements, which is comprised of external sales of chondroitin sulfate to third parties, was $4.1 million and remained consistent year-over-year at 4% of total net sales. Shipments of nutritional ingredients and supplements are based on annual supply contracts and tend to remain stable throughout the year.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $6.2 million, or 6% of net sales, in the fourth quarter of fiscal 2014, compared to $8.0 million, or 11% of net sales in the prior year period.

Gross profit was $38.2 million in the fourth quarter of fiscal 2014, compared to $28.3 million in the prior year period. Gross margin remained consistent year-over-year at 39%. Powdered formula margin was 45%, down from 48% in the prior year period, due to the higher cost of raw milk powder.

Selling and distribution expenses were $13.0 million in the fourth quarter of fiscal 2014, compared with $11.0 million in the prior year period.

Advertising and promotional expenses were $3.9 million, compared with $6.4 million in the prior year period. General and administrative expenses decreased to $6.7 million from $8.2 million in the prior year period. The decrease in advertising and promotional expenses were mainly due to the receipt of a $4.7 million government subsidy that was recorded as a deduction to advertising and promotion expense, as the subsidy was required to be used for promotional expense purposes. The decrease in G&A was mainly due to the reversal of bad debt expense as the Company made efforts improving its long aging receivables. The impairment of long-lived assets represents an impairment for equipment in the foods segment.

Income from operations was $13.9 million, an increase of 107% from the prior year period. Net income attributable to common stockholders was $10.1 million in the fourth quarter of fiscal year 2014, or $0.18 per basic share, a 209% increase from net income of $3.3 million, or $0.06 per basic share, in the prior year period.

Full Year ended March 31, 2014 Financial Results
Net sales for fiscal 2014 year ended March 31, 2014 increased 39% to $370.5 million from $265.8 million in the prior year period. Net sales from branded powdered formula products increased to $314.3 million, or 85% of net sales, compared to $224.4 million, or 84% of net sales in the prior year period.

Gross profit increased 62% to $153.5 million for fiscal 2014 from $94.6 million in the prior year period. Gross margin was 41% compared to 36% for the prior year period.

Income from operations was $41.6 million for fiscal 2014, compared to a loss from operations of $14.0 million in the prior year period.

Net income attributable to common stockholders was $30.9 million for fiscal 2014, or $0.54 per basic share, compared to a net loss of $63.9 million, or $(1.11) per basic share, in the prior year period.

Balance Sheet
As of March 31, 2014, the Company had cash and cash equivalents of $90.9 million and restricted cash of $167.7 million, including the current and non-current portions.  Net account receivables decreased to $17.8 million on March 31, 2014 from $30.2 million of prior year end. The Company’s inventory position decreased as well year-over-year to $84.0 million from $87.7 million. Total debt was $368.0 million, including $115.9 million of short-term debt and $91.5 million of long-term debt due within one year, representing an increase of $55.7 million from the same period last year.

Fiscal 2015 Financial Outlook
The Company expects strong top line growth and greater operating leverage in fiscal 2015, with full year revenue growth expected to be at least 20% over fiscal 2014 results, or between $450 to $500 million, and net profit growth expected to be at least 60%, or between $50 to 60 million.

Conference Call Details
The Company will hold a conference call on Tuesday, June 17, 2014 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International Toll:	+1 (845) 675-0438
China Toll Free:	400-120-0654
Conference ID:	16720212

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of March 31, 2014, this network comprised over 670 independent distributors and over 550 independent sub-distributors who sell Synutra products in approximately 24,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	March 31, 2014	March 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$90,915	$79,050
Restricted cash	67,211	68,410
Accounts receivable, net of allowance	17,763	30,183
Inventories	83,986	87,707
Due from related parties	3,109	2,696
Income tax receivable	244	5
Prepayments, tax receivables and others	22,028	18,404

Total current assets	285,256	286,455

Property, plant and equipment, net	145,833	130,121
Land use rights, net	10,957	10,829
Intangible assets, net	4,270	4,135
Restricted cash	100,533	39,883
Due from related parties	2,355	2,981
Other assets	1,479	1,740

TOTAL ASSETS	$550,683	$476,144

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$115,917	$127,449
Long-term debt due within one year	91,505	82,663
Accounts payable	39,616	48,717
Due to related parties	1,556	1,862
Advances from customers	15,692	12,982
Other current liabilities	45,980	52,788

Total current liabilities	310,266	326,461

Long-term debt	160,533	102,164
Deferred government subsidy	4,247	4,402
Capital lease obligations	7,898	7,848
Other long-term liabilities	6,483	6,062

Total liabilities	489,427	446,937

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at December 31, 2013 and March 31, 2013, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(104,579)	(135,508)
Accumulated other comprehensive income	30,529	28,828

Total Synutra common shareholders’ equity	61,396	28,766

Noncontrolling interest	(140)	441

Total equity	61,256	29,207

TOTAL LIABILITIES AND EQUITY	$550,683	$476,144

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended March 31,		Year Ended March 31,
	2014	2013	2014	2013	2012

Net sales	$98,739	$72,856	$370,534	$265,770	$342,539
Cost of sales	60,505	44,583	217,027	171,211	201,618

Gross profit	38,234	28,273	153,507	94,559	140,921

Selling and distribution expenses	12,957	11,028	53,710	51,005	49,628
Advertising and promotion expenses	3,904	6,350	32,912	35,176	30,035
General and administrative expenses	6,746	8,234	25,506	30,220	23,948
Impairment of long-lived assets	1,040	0	1,040	0	0
Gain on disposal and liquidation of subsidiaries	0	1,015	367	3,625	-
Government subsidy	294	3,036	924	4,217	5,484

Income (loss) from operations	13,881	6,712	41,630	(14,000)	42,794

Interest expense	4,401	3,507	16,162	15,018	14,276
Interest income	1,472	645	4,658	2,326	1,870
Other income (expense), net	(1,055)	(399)	352	(343)	146

Income (loss) before income tax expense	9,897	3,451	30,478	(27,035)	30,534

Income tax expense	23	100	130	37,186	13,510

Net income (loss)	9,874	3,351	30,348	(64,221)	17,024

Net income (loss) attributable to the noncontrolling interest	(220)	84	(581)	(333)	287

Net income (loss) attributable to common stockholders	$10,094	$3,267	$30,929	$(63,888)	$16,737

Earnings (loss) per share - basic and diluted	$0.18	$0.06	$0.54	$(1.11)	$0.29

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301	57,301